Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 23, 2020 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended November 30, 2019.

Fiscal 2019 Fourth Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	4th Qtr		Dollar	%	4th Qtr	% of	4th Qtr	% of
	2019	2018	Change	Change	2019	Sales	2018	Sales
Consolidated (1)	$113.6	$116.6	$(3.0)	-2.6%	$(5.6)	-5.0%	$2.0	1.8%

Wholesale	$62.5	$65.2	$(2.7)	-4.0%	$1.1	1.7%	$2.9	4.4%

Total Retail	$70.0	$70.1	$(0.2)	-0.2%	$(0.6)	-0.8%	$(1.3)	-1.8%

62 Comparable Stores	$63.9	$68.6	$(4.7)	-6.8%	$0.3	0.5%	$0.2	0.3%

Logistical Services (2)	$19.3	$20.1	$(0.8)	-3.8%	$0.3	1.5%	$0.6	3.2%

(1)

Our consolidated results include certain intercompany eliminations. See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

(2)

Current and prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

Net loss for the fourth quarter of 2019 was $5.1 million or $0.51 per diluted share as compared to net income $1.9 million or $0.18 per diluted share for the prior year quarter. Excluding certain charges related to asset impairments and other items (see Table 7 of this press release), adjusted operating income was $1.6 million and $2.8 million for the fourth quarters of 2019 and 2018 respectively. Adjusted net income and diluted earnings per share was $0.7 million and $0.07 for the quarter ended November 30, 2019 and $1.8 million and $0.17 for the quarter ended November 24, 2018.

“There are several disruptive trends in the marketplace today that threaten the traditional furniture industry and retail in general,” observed Rob Spilman, Chairman and CEO. “Ongoing deflation in key categories, the seismic shift to digital marketing and online commerce, tariffs on Chinese made goods, evolving generational consumption behavior, and the tight labor market and the aging of the core baby boomer workforce are factors that must be dealt with – both for today and for the future. In fiscal 2019 and in our fourth quarter, across all three of our business segments – wholesale, retail, and logistics, we proactively executed our plan and developed new strategies to address the changing environment in which we operate. Generating growth is difficult and requires both operational and capital investment. We remain vigilant of our strong balance sheet, which featured $37 million in cash and investments at year end with no long-term debt. We generated $11.8 million of operating cash flow in the fourth quarter. For the year, we purchased approximately 6% of the outstanding shares of the Company and paid out $5.1 million of dividends to our shareholders. As we forge ahead, we will continue to incorporate these principles of conservative financial stewardship to provide a solid foundation for Bassett in the years to come.”

“Achieving wholesale growth remains the heart of our strategy as we seek to leverage our manufacturing and sourcing assets,” continued Spilman. “We need to improve upon the 4.2% quarterly decline in wholesale shipments for the quarter and the 2.0% increase for the year (53 weeks in 2019 vs. 52 weeks in 2018). Roughly half of the quarterly decline is attributable to our orderly exit from the juvenile furniture business and the structural change in our accessories model where our stores now buy a Bassett-curated line directly from our vendors as opposed to layering on another markup and then flowing accessory sales through our wholesale income statement. Reviewing our 2019 divisional performance, overall upholstery sales grew by 5% for the year (53 vs. 52) and were flat for the quarter. Going further down, our domestic upholstery sales also grew by 5% for the year and were flat for the quarter. Impeded by tariff-based service disruptions, our imported upholstery shipments were down by 14% for the quarter and 10% for the year. Given that, we were happy to hold our own with overall shipments. Upholstery profitability slipped by 9% for the quarter, partially due to startup costs associated with the launch of Bassett Outdoor and lower volumes of Club Level motion. For the year, upholstery profitability grew by 11%, led by our Newton, NC facility and the Lane Venture division. Our core custom upholstery program, formerly marketed as HGTV Home Design Studio, was re-invented and debuted in January 2019. The results were pleasing as the new version grew by 7% over the previous year’s number. Also contributing to this year’s upholstery growth was our burgeoning outdoor furniture footprint. We began the year with the new and improved Lane Venture division on firm footing with a new operational platform featuring imported woven wicker, teak, and aluminum frames being supplemented with domestically produced cushions and fully upholstered products. Dealers embraced the assortment and the service levels and the division grew by 42%. In October, we completed the purchase of Crimson Casual, a metal outdoor furniture manufacturer located in Haleyville, Alabama. We can now provide the marketplace with tariff free, quick response aluminum outdoor furniture in a variety of finishes. We plan to use this product and others to enter the outdoor hospitality and contract business under the Bassett Outdoor Contract name in the next few weeks. Our third leg of the outdoor strategy launches in February with the Bassett Outdoor line that will be sold exclusively in Bassett Home Furnishings retail stores. We believe that we have the brand, the domestic manufacturing assets, and the service model to become a significant player in the growing outdoor furniture category. Also worth mention on the upholstery front is our new “Magnificent Motion” domestically manufactured custom motion furniture program that was introduced at the October High Point Furniture Market. We began shipping this product in December and have been excited by the retail sell through that we have seen over the past five weeks. Similar to outdoor, the custom motion product represents our foray into a largely untapped part of the market for us and will provide incremental growth. Our imported Club Level line is still important but is offered only in leather with limited customizable options – albeit at a lower price. Magnificent Motion offers choices of arm, base, and back treatments in an array of fabrics and leathers. Motion in general has been a winning category industry-wide for the past several years and we plan to utilize the combination of capabilities that we now have at our disposal to offer our dealers and stores a quality alternative to the crowded commercial market of cheap Asian imported motion upholstery.”

“Wood shipments declined 2.7% for the year, with 100% of the decline occurring in the fourth quarter,” added Spilman. “The exit from the juvenile products business comprised 100% of the yearly shortfall. Domestic shipments from Martinsville Table Plant and Bench Made facilities were flat with last year’s record pace (53 vs. 52) but were down 5% for the quarter. Profitability declined by 14% for the fourth quarter. Product highlights for the year include the Bench Made Mid-Town Collection which offers a contemporary styling alternative to the rustic feel for which Bench Made has become known. Unfortunately, the growth in our domestic wood programs over the past few years has been offset by declines in our imported casegoods sales, exacerbated this year by the juvenile exit. Exclusive of juvenile, imported casegoods sales were flat for the year (53 vs. 52) and profits increased by 3%. Quarterly casegoods sales were down 10% and profits were off by 13%. Imported wood product styling offers sensibilities that we are not capable of producing domestically and is viewed as an important component of our corporate merchandising mix. In March, we will begin to test a new logistics and warehousing model for 250 SKUs, or approximately 30% of our imported casegoods lineup. By bringing containers directly to the population centers, we will reduce transportation costs on those items and maintain our existing margins while reducing retail prices by an average of 15%. We will also be able to deliver these products to our customers much more quickly. We believe that we will become more competitive on these products and can improve our fortunes in our imported casegoods business as a result.”

“Our blended distribution strategy resulted in approximately 60% of our wholesale volume coming from our corporate and licensed stores and 40% from all other channels in 2019,” said Spilman. “Wholesale shipments to stores grew by 1% for the year but declined by 6% in the fourth quarter. Foot traffic to our stores has declined for three consecutive years and is an area of concern for our management team. We have mitigated the effects of this trend by converting more of the traffic that does come in and by increasing the average value of a sale – now around $3500. We view traffic to our website as being fundamental to improving store footsteps and we were pleased to generate double digit increases in web visits in the back half of 2019. In concert, we significantly improved the operating results of our corporate stores over the final six months of 2019 compared to the start of the year. Converting growing web traffic to transactions both in-store and online is our primary objective for 2020. We have embarked upon a re-branding effort that will soon appear online and in-store beginning in early March. This effort will come to fruition in stages over the course of the year. After a successful eight-year run, we will no longer use the HGTV Home Design Studio mark on our custom upholstery products in 2020. We will, however, continue to advertise on the network and will remain the furniture sponsor for the HGTV Smart Home Sweepstakes, which has provided tremendous consumer engagement with our brand over the years. We plan on using the savings from redefining the relationship with HGTV to fund greater investments in digital marketing and the new Bassett re-branding strategy. We have added and will continue to add staff with digital marketing expertise to our team as we re-allocate marketing dollars to digital strategies and away from the traditional television medium.”

“Business generated through independent furniture stores by our sales reps increased by 3% in the quarter and for the year,” continued Spilman. We sell 1000 open market accounts across the country and have worked to add reps and improve penetration in underperforming areas over the past few years. We are particularly pleased to see the growth in our dedicated Bassett Design Centers’ volume as our accounts commit to a footprint of our bestselling custom products and receive training, sales support, and marketing assistance from our reps and from corporate. This program mirrors our Bassett retail merchandising and marketing strategy closely including the annual promotional calendar and the emphasis on custom products and interior design. The new branding strategy that we will unveil in 2020 has been embraced by our key open market dealer base and we look forward to the efficiencies that this will provide as we go to market with a consistent message across all channels.”

“Our Zenith Freight Lines division is a key asset of the Company and is becoming increasingly fundamental to our desire to warehouse products in more locations and improve the speed-to-market proposition that we offer,” added Spilman. “Zenith revenue actually declined in 2019 due to our exit from the “final mile” home delivery business. Instead, we focused on a new “middle mile” model that features point-to-point deliveries from our large distribution centers to smaller, strategically located warehouses with our fleet of over the road vehicles. Upon receipt of the goods, we break the loads down and nimbly deliver to our customers with a fleet of smaller trucks. This has greatly improved our ability to deliver fast in our key markets on the Eastern Seaboard, Mid-South, and Southwest U. S. markets. The merits of this model are being recognized by other furniture providers and we have signed on several new logistics customers over the past few months as a result. Our teams are working closely to further refine the new model to reduce costs for our customers and improve our own efficiencies. Along the way, Zenith was able to increase operating profit by 33% in 2019.”

Wholesale Segment

Net sales for the wholesale segment were $62.5 million for the fourth quarter of 2019 as compared to $65.2 million for the fourth quarter of 2018, a decrease of $2.7 million or 4.0%. This decrease was primarily driven by a 6.3% decrease in shipments to the Bassett Home Furnishings Network (BHF) and an 82% decrease in juvenile furniture shipments as the Company continues to exit this furniture line. In addition, the wholesale segment ceased selling accessories to the BHF network beginning at the start of the third quarter of 2019. Both the corporate and licensee owned stores now purchase accessories directly from third-party accessory providers. Wholesale sales of accessory items during the fourth quarter of 2018 were $0.9 million. These decreases were partially offset by a $0.7 million increase in Lane Venture shipments. Gross margin for the wholesale segment was 32.9% for the fourth quarter of 2019 as compared to 33.8% for the prior year quarter. This decrease was primarily due to the manufacturing startup of the Bassett Outdoor product and the recently acquired facility in Haleyville, Alabama as well as reduced leverage of fixed manufacturing costs from lower sales volume. SG&A as a percentage of sales increased to 31.2% as compared to 29.4% for the fourth quarter of 2018. This increase in SG&A as a percentage of sales was primarily driven by reduced leverage of fixed costs from lower sales volume, increased over-the-road freight and warehousing costs and marketing expenses associated with the Bassett Outdoor product introduction. Operating income was $1.1 million or 1.7% of sales for the fourth quarter of 2019 as compared to $2.9 million or 4.4% of sales in the prior year.

Retail Segment

Net sales for the 70 Company-owned Bassett Home Furnishings stores were $70.0 million for the fourth quarter of 2019 as compared to $70.1 million for the fourth quarter of 2018, a decrease of $0.1 million or 0.2%. This decrease was due to a $4.7 million or 6.8% decrease in comparable store sales offset by an increase of $4.6 million in non-comparable store sales as the Company opened 8 stores over the last 18 months.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 10.6% for the fourth quarter of 2019 as compared to the fourth quarter of 2018.

The consolidated retail operating loss for the fourth quarter of 2019 was $0.6 million as compared to a loss of $1.3 million for the fourth quarter of 2018, an improvement of $1.1 million. The 62 comparable stores generated operating income of $0.3 million for the quarter, or 0.5% of sales, as compared to $0.2 million, or 0.3% of sales, for the prior year quarter. This improvement was primarily driven by planned decreases in advertising expense as the prior year spend was significantly higher than the Company’s normal spending rate, along with cost structure reductions implemented in the second half of the year.

Non-comparable stores generated sales of $5.8 million with an operating loss of $0.9 million as compared to sales of $1.3 million and an operating loss of $1.5 million in the prior year quarter.

Logistical Services Segment

Revenues for Zenith were $19.3 million for the fourth quarter of 2019 as compared to $20.1 million for 2018, a decrease of $0.8 million or 4.0%.  This decrease was primarily due to lower over the road trucking revenue from one significant customer along with the previously announced discontinuation of home delivery services to third-party customers, partially offset by other revenue increases in over the road trucking and warehousing operations. Zenith’s operating expenses were $19.0 million or 98.5% of sales as compared to $19.5 million or 96.8% of sales for the prior year period.  This increase as a percent of sales was primarily due to increased employee health care and workers compensation costs due to unfavorable claims experience.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 103 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the fourth fiscal quarter of 2019, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended				Year Ended
	November 30, 2019		November 24, 2018		November 30, 2019		November 24, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$102,315		$103,864		$403,865		$402,469
Logistics	11,322		12,783		48,222		54,386
Total sales revenue	113,637	100.0%	116,647	100.0%	452,087	100.0%	456,855	100.0%

Cost of furniture and accessories sold	45,291	39.9%	45,831	39.3%	179,244	39.6%	179,581	39.3%

Selling, general and administrative expenses excluding new store pre-opening costs	66,785	58.8%	67,353	57.7%	264,280	58.5%	260,339	57.0%
New store pre-opening costs	-	0.0%	646	0.6%	1,117	0.2%	2,081	0.5%
Asset impairment charges	4,431	3.9%	469	0.4%	4,431	1.0%	469	0.1%
Goodwill impairment charge	1,926	1.7%	-	0.0%	1,926	0.4%	-	0.0%
Early retirement program	-	0.0%	-	0.0%	835	0.2%	-	0.0%
Litigation expense	700	0.6%	-	0.0%	700	0.2%	-	0.0%
Lease exit costs	149	0.1%	301	0.3%	149	0.0%	301	0.1%
Income from operations	(5,645)	-5.0%	2,047	1.8%	(595)	-0.1%	14,084	3.1%

Other loss, net	(579)	-0.5%	(526)	-0.5%	(1,145)	-0.3%	(1,878)	-0.4%
Income (loss) before income taxes	(6,224)	-5.5%	1,521	1.3%	(1,740)	-0.4%	12,206	2.7%

Income tax provision (benefit)	(1,086)	-1.0%	(376)	-0.3%	188	0.0%	3,988	0.9%
Net income (loss)	$(5,138)	-4.5%	$1,897	1.6%	$(1,928)	-0.4%	$8,218	1.8%

Basic earnings (loss) per share	$(0.51)		$0.18		$(0.19)		$0.77

Diluted earnings (loss) per share	$(0.51)		$0.18		$(0.19)		$0.77

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 30, 2019	November 24, 2018
Assets
Current assets
Cash and cash equivalents	$19,687	$33,468
Short-term investments	17,436	22,643
Accounts receivable, net	21,378	19,055
Inventories, net	66,302	64,192
Other current assets	11,983	9,189
Total current assets	136,786	148,547

Property and equipment, net	101,724	104,863

Other long-term assets
Deferred income taxes, net	5,744	3,266
Goodwill and other intangible assets	26,176	28,480
Other	5,336	6,485
Total long-term assets	37,256	38,231
Total assets	$275,766	$291,641

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$23,677	$27,407
Accrued compensation and benefits	11,308	12,994
Customer deposits	25,341	27,157
Other accrued liabilities	11,945	14,261
Total current liabilities	72,271	81,819

Long-term liabilities
Post employment benefit obligations	11,830	13,173
Other long-term liabilities	12,995	6,340
Total long-term liabilities	24,825	19,513

Stockholders’ equity
Common stock	50,581	52,638
Retained earnings	129,130	140,009
Additional paid-in-capital	195	-
Accumulated other comprehensive loss	(1,236)	(2,338)
Total stockholders' equity	178,670	190,309
Total liabilities and stockholders’ equity	$275,766	$291,641

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Year Ended
	November 30, 2019	November 24, 2018
Operating activities:
Net income (loss)	$(1,928)	$8,218
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13,500	13,203
Non-cash goodwill impairment charge	1,926	-
Non-cash asset impairment charges	4,431	469
Non-cash portion of lease exit costs	149	301
Net (gain) loss on disposals of property and equipment	515	(234)
Deferred income taxes	(2,890)	4,663
Other, net	1,498	2,607
Changes in operating assets and liabilities
Accounts receivable	(2,555)	1,732
Inventories	(2,942)	(5,998)
Other current and long-term assets	1,058	(961)
Customer deposits	(1,816)	50
Accounts payable and other liabilities	(1,137)	5,857
Net cash provided by operating activities	9,809	29,907

Investing activities:
Purchases of property and equipment	(17,375)	(18,301)
Proceeds from sale of property and equipment	1,643	2,689
Proceeds from maturities of investments	5,207	482
Cash paid for business acquisition	-	(15,556)
Other	(648)	(1,287)
Net cash used in investing activities	(11,173)	(31,973)
Financing activities:
Cash dividends	(5,133)	(8,800)
Proceeds from the exercise of stock options	25	27
Other issuance of common stock	328	355
Repurchases of common stock	(7,345)	(5,946)
Taxes paid related to net share settlement of equity awards	-	(674)
Repayments of notes payable	(292)	(3,377)
Net cash used in financing activities	(12,417)	(18,415)
Change in cash and cash equivalents	(13,781)	(20,481)
Cash and cash equivalents - beginning of period	33,468	53,949
Cash and cash equivalents - end of period	$19,687	$33,468

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Year Ended
	November 30, 2019	November 24, 2018	November 30, 2019	November 24, 2018
Net Sales
Wholesale	$62,503	$65,222	$261,105	$255,958
Retail - Company-owned stores	69,957	70,110	268,693	268,883
Logistical services (1)	19,331	20,100	80,074	82,866
Inter-company eliminations:
Furniture and accessories	(30,144)	(31,468)	(125,933)	(122,372)
Logistical services (1)	(8,010)	(7,317)	(31,852)	(28,480)
Consolidated	$113,637	$116,647	$452,087	$456,855

Operating Income (Loss)
Wholesale	$1,057	$2,873	$11,456	$12,274
Retail	(579)	(1,283)	(7,009)	(312)
Logistical services	281	640	1,855	1,398
Inter-company elimination	802	587	1,144	1,494
Asset impairment charges	(4,431)	(469)	(4,431)	(469)
Goodwill impairment charge	(1,926)	-	(1,926)	-
Early retirement program	-	-	(835)	-
Litigation expense	(700)	-	(700)	-
Lease exit costs	(149)	(301)	(149)	(301)
Consolidated	$(5,645)	$2,047	$(595)	$14,084

(1)

Prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

Table 5
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 24,				November 30,
	2018	Opened*	Closed*	Transfers	2019

Company-owned stores	65	6	(1)	-	70
Licensee-owned stores	32	1	-	-	33

Total	97	7	(1)	-	103

* Does not include openings and closures due to relocation of existing stores within a market.

Table 6
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	62 Comparable Stores				56 Comparable Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 30, 2019		November 24, 2018		November 30, 2019		November 24, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$63,900	100.0%	$68,572	100.0%	$234,401	100.0%	$252,353	100.0%

Cost of sales	30,986	48.5%	33,358	48.6%	114,615	48.9%	122,251	48.4%

Gross profit	32,914	51.5%	35,214	51.4%	119,786	51.1%	130,102	51.6%

Selling, general and administrative expense*	32,609	51.0%	35,028	51.1%	120,755	51.5%	124,396	49.3%

Income (loss) from operations	$305	0.5%	$186	0.3%	$(969)	-0.4%	$5,706	2.3%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 30, 2019		November 24, 2018		November 30, 2019		November 24, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$5,757	100.0%	$1,251	100.0%	$34,292	100.0%	$16,530	100.0%

Cost of sales	2,664	46.3%	673	53.8%	16,913	49.3%	8,340	50.5%

Gross profit	3,093	53.7%	578	46.2%	17,379	50.7%	8,190	49.5%

Selling, general and administrative expense	3,977	69.1%	1,401	112.0%	22,302	65.0%	12,127	73.4%
Pre-opening store costs**	-	0.0%	646	51.6%	1,117	3.3%	2,081	12.6%

Income (loss) from operations	$(884)	-15.4%	$(1,469)	-117.4%	$(6,040)	-17.6%	$(6,018)	-36.4%

*Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.

Table 7

Reconciliation of US GAAP to Adjusted Financial Measures

(In thousands, except for per share data)

Financial measures in accordance with U.S. GAAP including operating income (loss), net income (loss), and diluted earnings per share have been adjusted below. Bassett uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to Bassett’s historical performance.

	Operating income (loss)		Net income (loss)
	4th QTR 2019	4th QTR 2018	4th QTR 2019	4th QTR 2018

As reported	$(5,645)	$2,047	$(5,138)	$1,897
Adjustments:
Asset impairment charges	4,431	469	3,301	349
Goodwill impairment charge	1,926	-	1,926	-
Litigation expense	700	-	522	-
Lease termination charge	149	301	111	224
Final adjustment for tax reform	-	-	-	(704)

As adjusted	$1,561	$2,817	$722	$1,767

Adjusted diluted earnings per share			$0.07	$0.17